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                                                                     Exhibit 8.1

             [GOODWIN, PROCTER & HOAR LLP LETTERHEAD APPEARS HERE]

                                 June 8, 1998


Patriot American Hospitality, Inc.
Wyndham International, Inc.
1950 Stemmons Freeway
Suite 6001
Dallas, TX 75207

     Re:  Certain Federal Income Tax Matters
          ----------------------------------

Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as counsel to Patriot American Hospitality, Inc., a Delaware corporation (the "Company"), and Wyndham International, Inc., a Delaware corporation ("Wyndham International," and, together with the Company, the "Companies"), in connection with the Companies' pre-effective amendment no. 1 to the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,397,281 shares of common stock, $.01 par value, of the Company and shares of common stock, $.01 par value, of Wyndham International which are "paired" and traded as units consisting of one share of common stock of the Company and one share of common stock of Wyndham International (the "Paired Shares").

In connection with the initial filing of the Registration Statement relating to 1,000,000 Paired Shares, we issued an opinion dated April 30, 1998 relating to certain federal income tax matters. That opinion is hereby confirmed as of the date thereof in connection with the filing of pre-effective amendment no. 1 to the Registration Statement.

                                          Very truly yours

                                          /s/ Goodwin, Procter & Hoar LLP
                                          GOODWIN, PROCTER & HOAR LLP